News Release

TranSwitch Announces One-for-Eight Reverse Stock Split

SHELTON, CT – November 23, 2009 – TranSwitch® Corporation (NASDAQ: TXCC), a leading provider of semiconductor solutions for the converging data, video and voice wireline and wireless networks, announced today that a previously approved reverse split of its common stock will take effect at 11:59 p.m. (Eastern Time) today (the "Effective Time") and be reflected in the market at the start of NASDAQ trading on Tuesday, November 24, 2009 on a 1-for-8 split-adjusted basis. The Company’s shares will continue to trade on the NASDAQ Capital Market under the symbol "TXCC," with the letter "D" added to the end of the trading symbol commencing on November 24, 2009 for a period of 20 trading days to indicate the reverse stock split has occurred. The Company's symbol will revert back to its original symbol "TXCC" on December 22, 2009. A new CUSIP number will be assigned to the Company’s common stock when the split becomes effective.

The reverse stock split has been implemented in part to enable the Company to reestablish compliance with NASDAQ Marketplace Rule 5450(a)(2), requiring a $1 minimum closing bid price. The Company received a NASDAQ Staff determination letter dated November 9, 2009, notifying the Company that it has not complied with NASDAQ Marketplace Rule 5550(a)(2). The Company requested an appeal of NASDAQ’s determination, pursuant to the procedures set forth in the NASDAQ Marketplace Rule 5800 Series. A hearing request will stay the delisting of TranSwitch’s securities pending the Panel's decision. The Company believes that the implementation of the reverse stock split will provide the Company with the opportunity to be in compliance with the Marketplace Rule by early December.

As a result of the reverse stock split, each eight shares of TranSwitch’s common stock that are issued and outstanding or held in treasury at the Effective Time will be automatically combined into one share, subject to the elimination of fractional shares as described below. The reverse stock split will affect all issued and outstanding shares of the Company's common stock, as well as shares of common stock underlying stock options and the Company’s outstanding 5.45% Convertible Notes due 2011 that are outstanding immediately prior to the effective date of the reverse stock split. The total number of shares of common stock issued and outstanding will be reduced from approximately 160 million shares to approximately 20 million shares.

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The Company’s transfer agent, Computershare Trust Company, N.A. (www.computershare.com), will act as exchange agent for the reverse stock split. Stockholders of record as of the Effective Time will receive a letter of transmittal providing instructions for the exchange of their stock certificates as soon as practicable following the reverse stock split. Stockholders who hold their shares in "street name" will be contacted by their banks or brokers with any instructions.

Stockholders who would otherwise hold fractional shares because the number of shares of common stock they hold before the reverse stock split is not evenly divisible by the reverse stock split ratio will be entitled to receive cash (without interest or deduction) in lieu of such fractional shares. Where shares are held in certificated form, stockholders must provide Computershare Trust Company with a properly completed and duly executed transmittal letter and surrender all old certificate(s), after which they will receive an amount equal to the proceeds attributable to the sale of such fractional shares following the aggregation and sale by Computershare Trust Company of all fractional shares otherwise issuable. Stockholders who hold their stock in "street name" should contact their brokers for further information regarding payment for fractional shares.

About TranSwitch Corporation:

TranSwitch Corporation (NASDAQ: TXCC) designs, develops and markets innovative semiconductors and technologies that provide core functionality and complete solutions for voice, data and video communications network equipment. As a leading supplier to telecom, datacom, cable television and wireless markets, TranSwitch customers include the major OEMs that serve the worldwide public network, the Internet, and corporate Wide Area Networks (WANs). TranSwitch devices are inherently flexible, many incorporating embedded programmable microcontrollers to rapidly meet customers’ new requirements or evolving network standards by modifying a function via software instruction. TranSwitch implements global communications standards in its VLSI solutions and is committed to providing high-quality products and services. TranSwitch, Shelton, CT, is an ISO 9001 registered company. For more information, visit www.transwitch.com.

Forward-looking statements in this release, including statements regarding management's expectations for future financial results, continued listing and the markets for TranSwitch's products, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that these forward-looking statements regarding TranSwitch, its operations and its financial results involve risks and uncertainties, including without limitation risks associated with acquiring new businesses; of downturns in economic conditions generally and in the telecommunications and data communications markets and the semiconductor industry specifically; risks in product development and market acceptance of and demand for TranSwitch's products and products developed by TranSwitch's customers; risks relating to TranSwitch's indebtedness; risks of failing to attract and retain key managerial and technical personnel; risks associated with foreign sales and high customer concentration; risks associated with competition and competitive pricing pressures; risks associated with investing in new businesses; risks of dependence on third-party VLSI fabrication facilities; risks related to intellectual property rights and litigation; risks in technology development and commercialization; and other risks detailed in TranSwitch's filings with the Securities and Exchange Commission.

TranSwitch Corporation     3 Enterprise Drive     Shelton, CT  06484 USA     (203) 929-8810     Fax: (203) 926-9453     www.transwitch.com

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TranSwitch is a registered trademark of TranSwitch Corporation.

For More Information Contact:

Robert A. Bosi
Vice President and Chief Financial Officer
Phone: 203.929.8810 ext. 2465
Robert.Bosi@transwitch.com

TranSwitch Corporation     3 Enterprise Drive     Shelton, CT  06484 USA     (203) 929-8810     Fax: (203) 926-9453     www.transwitch.com